Exhibit 10.14

AMENDMENT #5 TO JOINT DEVELOPMENT AGREEMENT

WHEREAS, CDx, Inc. ("CDX") and Next Dimension Technologies, Inc. ("NDT") are parties to a Joint Development Agreement executed by the parties on November 1, 2013, as modified by Amendment #1, Amendment #2, Amendment #3, and Amendment #4 to the Joint Development Agreement executed by the parties on April 21, 2014, July 1, 2015, and March 13, 2015, and May 1, 2015, respectively (the "Agreement"); and

WHEREAS, pursuant to Paragraph 11.3 of the Agreement, both parties now desire to further modify and amend the Agreement;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties as set forth below as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CDX and NDT do hereby mutually agree as follows:

1.	With respect to Exhibit A, Task 1.6, Task 1.6 shall be deleted in its entirety and replaced with Exhibit A, Task 1.6 attached hereto.

2.	With respect to Exhibit A, Task 3.1, Task 3.1 shall be deleted in its entirety and replaced with Exhibit A, Task 3.1 attached hereto.

3.	All remaining terms and conditions of Agreement remain in full force and effect, as modified am. amended hereby and are hereby ratified by the parties.

4.	After full execution of this Amendment #5, the Agreement shall be deemed to include the modifications and amendments herein.

IN WITNESS WHEREOF, the parties have caused this Amendment #5 to be executed by their authorized representatives as of the respective dates written below.

CDX, Inc.		Next Dimension Technologies, Inc.

By:	/s/ Daniel Yazbeck	By:	/s/ William Royea
Name:	Daniel Yazbeck	Name:	William Royea
Title:	President	Title:	President

Date:	May 5, 2015	Date:	May 5, 2015

1

Task 1.6: Development of reformulated sensor chemistries and a quantitative quality control (QC) and calibration procedure for cannabis strain identification sensors

Task objective	NDT will (1) evaluate the response of approximately 48 sensor element candidates against representative terpenes at various vapor concentrations, (2) reformulate sensor chemistries for cannabis strain matching applications to facilitate automated production, and (3) develop a procedure for quantitative calibration and quality control assessment of cannabis strain identification sensors for 16 key sensor elements to be selected by CDX no later than May 21, 2015.
Key deliverables and deadlines

● Development of reformulated sensor chemistries for automated production (completed by May 5, 2015)

● Delivery of a presentation on the results of testing of candidate sensor elements against representative terpenes at various concentrations (completed by May 18, 2015)

● Development of a preliminary quality control protocol and delivery of one-hundred (100)                   (pre-calibrated and quality-control checked with a preliminary procedure) to CDX for further testing and data collection; sensors will be accompanied with recommended testing protocols (completed by June 5, 2015).

● Development of a refined quality control protocol that incorporates specific feedback received from CDX on or before May 15, 2015. Delivery of 100 prototype sensor arrays (pre-calibrated and quality-control checked with refined procedure) to CDX for further testing and data collection (completed by June 12, 2015)

Performance time	13 weeks
Anticipated start date	March 16, 2015
Anticipated completion date	June 12, 2015
Total budget
Payment schedule	● upon initiation of task (due by March 31, 2015) ● upon delivery of preliminary (due within 30 days of invoice) ● upon delivery of refined (due within 30 days of invoice)
Disclaimer	NDT will use reasonable efforts to achieve the performance goals and specifications set forth by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that any performance goals or specifications set forth by CDX will be attained.

2

Task 3.1: Development of a prototype                       for detection of pesticide and organic chemical residue on cannabis flower and on produce

Task objective	NDT will develop a for the detection of various pesticides and organic chemical residues on cannabis flower and on produce. This task will involve the fabrication, benchmarking, and testing of against 5-10 distinct pesticide residues and/or organic chemical vapors on 3 representative media (cannabis flower, a vegetable, and a fruit). Through the duration of the task, NDT will deliver prototype samples of the sensor arrays (along with recommended testing protocols) to CDX for testing and evaluation.
Key deliverables and deadlines

● Design, fabrication and benchmarking of initial              and preliminary testing against pesticides and organic chemical residues (completed by May 29, 2015)

● Delivery of one-hundred (100) initial prototype              and recommended testing protocols to a delivery address to be provided by CDX (shipped by May 29, 2015)

● Design, fabrication, and benchmarking of reformulated              and testing against pesticides and organic chemical residues both ex situ and on representative media (completed by July 31, 2015)

● Delivery of one-hundred (100) reformulated prototype              and recommended testing protocols to a delivery address to be provided by CDX (shipped by July 31, 2015)

● Design, fabrication, and benchmarking of optimized              and testing against pesticides and organic chemical residues both ex situ and on representative media (completed by September 25, 2015)

● Delivery of one-hundred (100) optimized prototype              and recommended testing protocols to a delivery address to be provided by CDX (shipped by September 25, 2015)

Performance time	31 weeks
Anticipated start date	March 1, 2015
Anticipated completion date	September 25, 2015
Total budget	$
Payment schedule

●               upon initiation of task (due by March 31, 2015)

●               upon shipment of reformulated prototype             July 31, 2015 (due within 30 days of invoice)

●               upon shipment of optimized prototype             September 25, 2015 (due within 30 days of invoice)

Disclaimer	NDT will use reasonable efforts to achieve the performance goals and specifications set forth by CDX. Notwithstanding, the proposed work is developmental in nature, and thus NDT makes no representation and provides no guarantee that any performance goals or specifications set forth by CDX will be attained.

3